Exhibit 10.48
                                    AGREEMENT

         This Agreement, dated June 29, 2000, is between Surgical Safety Products, Inc., a New York corporation ("Oasis") and AORN, Inc., a New York corporation ("AORN"). The parties agree to the following terms and conditions.

         WHEREAS,  AORN has and will  develop  certain  materials  described  on
Exhibit 1 ("AORN Deliverables") for use by health care professionals and health care facilities;

         WHEREAS, Oasis wishes to market its products and services, and those of others which may be similar in nature to the AORN deliverables contained herein, to perioperative nurses, perioperative technologists, and operating room decision makers via its various Oasis delivery channels which include but are not limited to TouchPort kiosks, CD-ROM's, and the Internet ("Oasis System"); add valuable content to its Oasis System; and earn income to develop its business model;

         WHEREAS, AORN wishes to increase its membership, increase the usage of the AORN Deliverables; and enhance the value of AORN as an information and solution provider to operating room supervisors, leaders, managers and others who need perioperative data.

         Now, therefore, in consideration of the mutual promises set forth in this Agreement as well as other good and sufficient consideration, the parties agree as follows:

     1. AORN Obligations: AORN shall be responsible for the following under the terms of this agreement:

     A. Develop and deliver to Oasis at AORN's sole cos and expense the AORN Deliverables described on Exhibit 1 to this Agreement. These AORN Deliverables shall be provided to Oasis within fifteen (15) days of the execution of this Agreement, with the exception of the AORN Surgical Knowledgebase, the AORN Journal and the AORN Journal Home
          Studies. Delivery of the Surgical Knowledgebase, AORN Journal, and AORN Journal Home Studies shall be as set forth on Exhibit 1. Updates will be provided to Oasis by AORN at mutually agreed times.

     B. Grant Oasis a non-exclusive license to use specified AORN databases, logos, trademarks and copyrighted materials ("Intellectual Property") subject to the terms and conditions of this Agreement. Such use is limited to the marketing and promotion of AORN Deliverables and the Oasis system by Oasis, as approved by AORN.

     C. Provide certain marketing opportunities to Oasis by providing up to a $75,000 credit for advertising and promotion during the first year of this agreement, and for each contract year thereafter when Oasis payments to AORN for licensing fees, usage fees, and contact hours, for the preceding year are a minimum $375,000. If Oasis payments to AORN for licensing fees, usage fees, and contact hours is less than $375,000 during any contract year, the advertising and promotion credit for the following contract year will be set at 20% of the amount paid to AORN. This credit is to be used by Oasis to promote the AORN Deliverables and Oasis System in the AORN Journal, the SSM Supplement, the SSM Online web site, OR Product Directory, and AORN Online. Oasis may also purchase additional advertising space from AORN at the 60x rate published in the then current AORN rate card. The parties may mutually agree to additional marketing opportunities.

     D. Provide a liaison from the AORN Publications Department to serve as AORN's representative to Oasis and provide project management assistance. Such person shall also assist Oasis in developing marketing concepts and content production for the AORN Deliverables.

     E. Be responsible for developing and updating the AORN Deliverables as well as any disclaimer information concerning use or misuse of the AORN Deliverables. Deliverables will contain disclosure/disclaimer that Oasis has no responsibility or liability for the content contained therein. The disclosure/disclaimer must be approved by Oasis.

     2. Oasis Obligations: Oasis shall be responsible for the following:

     A. Providing the necessary hardware and software associated with the Oasis System at Oasis sole cost and expense to enable integration of the AORN Deliverables into the Oasis System and to provide a co-branded ("AORN/Oasis") module, with Internet access, on the Oasis System.

     B. Assign a project manager to coordinate, track and manage the use of the AORN Deliverables via the Oasis System.

     C. Develop a link from the Oasis system to AORN's online membership application and promote AORN membership on the Oasis system. Oasis will be entitled to a $30 one-time payment for each new member who joins AORN from the Oasis system. AORN will provide Oasis with an accounting each quarter reflecting those new memberships for which Oasis will be entitled to its payment.

     D. Subject to authorization from users of the Oasis System, provide copies of data, reports and other reasonably necessary information generated by the Oasis System to AORN for use by AORN in updating and developing AORN Deliverables.

     E. Develop marketing and promotional materials for the AORN Deliverables on the Oasis System subject to the prior written approval of AORN. AORN will not withhold approval unreasonably. Such materials shall be submitted to AORN at least ten (10) business days prior to the date of use. AORN shall have five (5) business days after receipt of such materials to either approve or disapprove their use. If AORN does not take action within those five (5) business days, the materials shall be deemed approved.

     F. Be solely responsible for all costs and expenses associated with marketing its products and services to its customers including, but not limited to, the distribution of Oasis Touchports and costs of the hardware, networking, connectivity and servicing of the network. All management, support and updating of the network will be the sole responsibility of Oasis.

     G. Provide a quarterly accounting, and an audited annual report, of all usage of the AORN Deliverables through the Oasis System.

     H.   Report  customer   feedback   including   complaints  and  compliments
          concerning the AORN Deliverables on a periodic basis, but no less than quarterly.


         3. License & Usage Fees: AORN and Oasis agree that the AORN Deliverables will be licensed to Oasis pursuant to the fee and Usage schedules set forth on Exhibits 2 to this Agreement. The total annual license fees and contact hours for the first year of this Agreement total $117,000. This amount is considered earned and due to AORN upon the signing of this Agreement. Under no circumstances, including termination by Oasis, will Oasis claim any refunds or reimbursements of these fees. Oasis agrees to pay AORN one-half of the one hundred seventeen thousand dollars ($117,000), or fifty eight thousand five hundred dollars ($58,500) within thirty (30) days of execution of this Agreement. The balance of the first year's licensing and contact hour fees shall be paid in two equal installments on March 1, 2000 and June 1, 2000. Payments in excess of ten (10) days after the due date will be assessed a $25 per day late fee.

         The Usage Fees set forth on Exhibit 2 will be calculated (based upon the number of Users) commencing ninety (90) days after the online publication by Oasis of each of the particular AORN Deliverables. A "User" shall be defined as anyone who accesses any of the AORN deliverables. If a User access any of the AORN Deliverables in any quarter, that User shall be counted once as a user of that particular Deliverable for the purpose of calculating the Usage Fee due to AORN. All such users shall be added together to determine the Usage Fee due for that quarter. Usage Fees will be due and payable on April 31, July 31, October 31, and January 31 during each year of the Agreement. Payment of the Usage Fees shall be incurred as soon as Oasis system users have online access through Oasis to a particular AORN Deliverable. Once Oasis has paid $1,426,000 in any contract year for the annual license and quarterly usage fees, no additional fees will be due for that year. A contract year begins on July 1 and ends on June 30 of each year.

         4a. Recovery of File Conversion Costs: AORN will reimburse Oasis for 50% of the cost of converting the AORN Deliverables to XML, HTML, databases, or other format necessary for Oasis to implement access to the AORN Deliverables on the Oasis System. Any amounts paid under this paragraph shall require the submission of invoices from Oasis describing the services and costs associated therewith. In no event shall such reimbursement from AORN exceed $50,000 during the term of this Agreement. Oasis will itemize and report all file conversion costs it would like rebated from AORN.

         4b.      Recovery of CE Web Enablement Costs:  AORN will also reimburse
Oasis up to $10,000 per year, to pay for the cost of web enabling the Home Study Courses, the SRPG Study

Guide. This reimbursement is separate and aside from the reimbursements under "4a". Oasis will itemize and report all web enablement costs it would like rebated from AORN. Any amounts paid under this paragraph shall require the submission of invoices from Oasis describing the services and costs associated therewith. If the usage fees paid by Oasis to AORN for any quarter are less than $5,000, AORN shall not be obligated to make these payments. Payments will be made based on invoices generated from Oasis. Payments cannot exceed 50% of the license and usage fees paid to AORN in any quarter.

         5. Continuing Education: Oasis agrees to clearly designate all CE Courses provided by AORN as AORN CE Courses and will display a copyright notice and/or credit line throughout the Content. The following language is deemed approved and shall be used by Oasis throughout the content: "AORN (Association of periOperative Registered Nurses) is accredited as a provider of continuing education in nursing by the American Nurses Credentialing Center's (ANCC) Commission on Accreditation. AORN recognizes this activity as continuing education for registered nurses. This recognition does not imply that AORN or the ANCC Commission on Accreditation approves or endorses any product. AORN maintains the following state board of nursing provider numbers: Alabama Provider #ABNP0075; California Provider #BRN00667; Florida Provider #FBN 2296; and Kansas Provider #LT0114-0316." Oasis is hereby granted a nontransferable, non-exclusive right to use AORN's trademarks and logos for the purpose of identifying the origin of the Content. These trademarks and logos may be used by Oasis, in its sole discretion, in connection with the Content on the Sites, and in any form, format, forum, media, medium, means or method by which the Content is delivered, and marketing and advertising materials therefor subject to AORN's approval, not to be unreasonably withheld. The use of AORN's trademarks and logos as set forth herein is subject to the limitations set forth in Section

         6. Termination: This Agreement shall be for a term of thirty-six (36) months commencing effective July 1, 2000, and terminating on June 30, 2003, ("Expiration Date"). Either party may terminate this Agreement without cause upon one hundred eighty (180) days notice to the other party at anytime.

If this Agreement is terminated without cause by AORN, Oasis shall be entitled to a prorated refund of any license and user fees paid by Oasis but not realized, except as specified in section 3, "License & Usage Fees".

If Oasis gives notice that they are terminating this Agreement without cause, then AORN will not be obligated to fulfill its obligations under section "1.C." and no additional advertising and promotion credit will be due Oasis.

This Agreement may be terminated before the Expiration Date by either party for cause as defined below provided that the breaching party has received at least sixty days (60) written notice of the breach and has been given thirty days (30) from the date of such notice to remedy the breach to the breached party.

         "Termination for cause" is defined as follows:

     a. A breach by either party of any of their respective obligations as set forth in this Agreement;
     b.   Failure by Oasis to make any payment of monies to AORN when due;
     c. Either party ceases or threatens to cease to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy, permits a petition in bankruptcy to be filed against it, admits in writing its inability to pay its debts as they become due, or has a receiver appointed for a substantial part of its assets or stock;
     d. Misuse or misrepresentation of the Intellectual Property by either AORN or Oasis of the other party

         Upon termination by either party, the parties' respective obligation to surrender all Intellectual Property, Confidential Information, AORN Deliverables and associated materials as well as any other terms and conditions which are intended to survive this contract shall continue in full force and effect. Upon termination, Oasis shall surrender any and all right, title or interest in the AORN Deliverables as well as in all Confidential Information and the AORN Intellectual Property. Upon termination, AORN shall surrender any and all right, title or interest in the Oasis Confidential Information and the Oasis Intellectual Property

         7. Additional Development: The parties acknowledge that the AORN Deliverables product described in this Agreement is limited to the inclusion of AORN Deliverables into the Oasis System and that all other programs of AORN and Oasis are separate and distinct. The parties reserve the right to develop any or all of their other programs as they may determine in their sole discretion. The parties acknowledge that they each have a proprietary interest in such additional programs and that neither party will do anything to interfere with the other party's development or marketing of such programs.

         8. Financial Records & Accounting: The parties agree that the financial records and accounts concerning the payment of license and usage fees to AORN for the AORN Deliverables shall be available to AORN at anytime upon reasonable notice to Oasis.

         9. Ownership & Control of AORN Intellectual Property: "AORN Intellectual Property" means all of the names, logos, and trademarks which are owned by or licensed by AORN to AORN as well as any information or materials including, but not limited to, copyrighted materials, databases and any related programs together with all intangible rights associated therewith whether or not included in the AORN Deliverables. Oasis acknowledges and agrees that AORN has and will invest substantial time, money and other resources in the development of the AORN Deliverables as well as all other AORN Intellectual Property including derivative works of any kind. Oasis acknowledges AORN's ownership of its AORN Deliverables and AORN Intellectual Property as well as all licensing and copyrights to any materials developed in conjunction with the AORN Deliverables. All such materials developed as a part of the Oasis System will have AORN's logo or name and AORN will have on-going use of such materials. Oasis agrees that it will place the appropriate copyright, disclosure, and disclaimer statements on all AORN content used in the Oasis system.

Oasis agrees it d shall not do anything to invalidate any of AORN's rights and licenses. Nothing contained in this Agreement shall give Oasis any right, title or interest in the AORN Deliverables or AORN Intellectual Property. Oasis shall not use the AORN Deliverables, AORN Intellectual Property, or any part thereof, as a part of Oasis's corporate or trade name or the corporate or trade name of any parent, subsidiary, associated, affiliated or related company. Oasis agrees that it will not take any action that would create any confusion in the AORN Intellectual Property. Oasis shall not assign, transfer or otherwise convey the AORN Intellectual Property nor grant a license to use the AORN Intellectual Property to any person, firm or entity, including but not limited to, any parent, subsidiary, associated, affiliated or related company. Oasis agrees to notify AORN of any unauthorized use of the AORN Intellectual Property within five (5) days after such unauthorized use comes to the attention of Oasis.

         All rights not specifically granted herein to Oasis are expressly reserved to AORN. Such rights shall include, but not be limited to, derivative works, anthology, abridgement and condensation rights, as well as all subsidiary rights in any form of media whatsoever. If AORN requests that any portion of the Intellectual Property be deleted, corrected or made inaccessible because such Property contains material errors, requires updated material, or is or could be subject to a claim that it is defamatory, obscene, invades the privacy of certain persons, or infringes any copyright, then Oasis shall take the requested action as soon as practicable after receiving AORN's request but in no less than thirty (30) days.

         10. Ownership & Control of Oasis Intellectual Property: "Oasis Intellectual Property" means all of the names, logos, and trademarks that are owned by Oasis as well as any information or materials including, but not limited to, copyrighted materials, databases and any related programs together with all intangible rights associated therewith. AORN acknowledges and agrees that Oasis has and will invest substantial time, money and other resources in the development of the Oasis System as well as the Oasis Intellectual Property. AORN acknowledges Oasis's ownership of the Oasis System and Oasis Intellectual Property as well as all licensing and copyrights to any materials developed by Oasis in conjunction with the Oasis System. All such materials developed as a part of the Oasis System will have Oasis's logo or name and AORN will have on-going use of such materials. AORN agrees that it shall not do anything to invalidate any of Oasis's rights and licenses. Nothing contained in this Agreement shall give AORN any right, title or interest in the Oasis Intellectual Property except as specifically provided for in this Agreement. AORN shall not use the Oasis Intellectual Property or any part thereof as a part of AORN's corporate or trade name or the corporate or trade name of any parent, subsidiary, associated, affiliated or related company. AORN agrees that it will not take any action that would create any confusion in the Oasis Intellectual Property. AORN shall not assign, transfer or otherwise convey the Oasis Intellectual Property nor grant a license to use the Oasis Intellectual Property to any person, firm or entity, including but not limited to, any parent, subsidiary, associated, affiliated or related company. AORN agrees to notify Oasis of any unauthorized use of the Oasis Intellectual Property within five (5) days after such unauthorized use comes to the attention of AORN.

         11. Infringement: In the event either party becomes aware of an infringing use of either AORN Deliverables, the Oasis System or the AORN or Oasis Intellectual Property, such party will notify the other party of such infringement immediately, but no later than five (5) days. Upon receipt of such notice, the parties shall meet to discuss the appropriate action including, but not limited to, filing an action in federal or state court to enjoin such infringement. In the event either party decides not to pursue any action against an infringing party, the remaining party may pursue whatever remedy it deems appropriate (at its own cost) to protect all its rights and interests to its Intellectual Property.

         12. Confidentiality of Data and Information: Oasis and AORN agree and acknowledge that any and all copyrighted materials, data, statistics, client lists and other informational materials generated by either party ("Confidential Information"), shall remain the property of the providing or generating party. None of this information which is directly related to the AORN Deliverables may be disclosed or used by the non-generating or providing party for any other purpose other than in connection with the AORN Deliverables or as otherwise specifically authorized in writing by the generating or providing party. Upon the expiration or termination of this Agreement, irrespective of the cause thereof, all such information shall be immediately surrendered to the other, which will retain ownership.

         13. Indemnification: Oasis and AORN each agree to indemnify and hold the other party, as well as that party's officers, members, directors, employees or agents harmless from and against any lawsuits, claims, actions or causes of action, arising out of, or in connection with, any errors or missions of the other party, its agents, representatives or employees, with respect to that party's duties and obligations set forth in this Agreement: AORN further agrees to indemnify and hold harmless Oasis with respect to any claims, lawsuits or actions relating to the content set forth in the deliverables. This obligation includes, but is not limited to, the costs of defense, payment of any judgments and payment of any expenses for attorneys' fees and other costs that may be incurred.

         14. Arbitration: In the event of any dispute arising out this Agreement, AORN and Oasis will first seek to mediate that dispute. If either party rejects such mediation, then AORN and Oasis agree that any controversy or claim arising out of or relating in any way to this Agreement shall be settled by arbitration in Denver, Colorado, according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Any judgment or award rendered by the arbitrator(s) shall be entered in any court having jurisdiction. AORN and Oasis agree to pay their own out-of- pocket expenses associated with the arbitration including attorneys fees. This provision shall not prohibit either party from seeking injunctive or other relief in any court of competent jurisdiction to enforce its rights in and to their Intellectual Property or Confidential Information.

         15. Compliance with Applicable Laws: Oasis represents and warrants that it shall perform all of its duties and responsibilities in compliance with all federal, state and local laws.

         16. Assignment: Except as otherwise provided in this Agreement, Oasis may not assign this Agreement or any of the rights granted to Oasis hereunder without the prior written approval of AORN. Any assignment without AORN's prior written approval shall be void. AORN reserves the right to assign any development of its AORN Deliverables to qualified third parties, including but not limited to AORN.

         17. Relationship of the Parties: Neither party to this Agreement shall represent or hold itself out to be a legal representative, joint venture, partner, employee or servant of the other party for any purpose, whatsoever. Neither party is authorized to make any contract, agreement, warranty or representation on behalf of the other party or to create any obligations, express or implied, on behalf of the other party except as otherwise provided in this Agreement.

         18. Entire Agreement: This Agreement contains the entire agreement between the parties with respect to this Agreement and any related transactions, and supersedes all prior arrangements, understandings, agreements and covenants among the parties including, but not limited to the Letter of Intent, dated May 12, 2000 between AORN and Oasis.

         19. Severability: Should any term of this Agreement be declared by any court of competent jurisdiction to be invalid for any reason, then the remainder of this Agreement shall remain in full force and effect and that portion which is determined to be invalid shall be severed.


         20. Waiver and Amendment: Any term or condition of this Agreement may be waived at any time by a party entitled to the benefit thereof if such waiver is in writing and signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision of this Agreement. This Agreement may be amended at any time if such amendment is in writing and signed by each of the parties hereto.

         21. Governing Law: This Agreement shall be interpreted and governed by the laws of the State of Florida and shall be construed in accordance with those laws.

         22. Notice:. Any notice required or permitted to be given to the parties pursuant to the terms of this Agreement shall be sent certified mail, return receipt requested, or by facsimile transmission to the parties at the address stated below. All notices shall be deemed given when deposited in the mails, postage prepaid.

    AORN:     2170 S. Parker Road, Suite 300, Denver, CO 80231


    Oasis:    2018 Oak Terrace, Sarasota, FL 34231

         Either party may change the address at which it is to receive notice by notifying the other party in writing of the change.

         23. Force majeure: Neither party shall be deemed to be in default to the extent that performance is delayed or prevented by Acts of God, public enemy, war, civil disorder, fire, flood, explosion, riot, labor disputes, work stoppages or strike, any act or order of any governmental authority or any other cause beyond the parties control making performance impossible.

         24. Execution by Facsimile: An acceptance shall occur when both parties are in possession of an original agreement or conformed copies signed by the other party. If a fax transmittal is used by either party, then a conformed fax copy shall be treated as an original. For record keeping purposes only, the parties may subsequently exchange signed copies of the agreement in duplicate original so that each party shall have a signed document, either of which shall be deemed an original.

         25.    Binding Effect:.   This Agreement is binding upon and is for the
benefit of the parties and their respective successors and assigns.

         26. Headings: Paragraphs and other headings contained in this Agreement are for reference purposes only, and are not intended to affect in any way the meaning or interpretation of this agreement.

         27. Counterparts: This agreement may be executed in counterparts, each of which shall be deemed an original document, but all of which will constitute a single document.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                        AORN, Inc.

                                 By
                                  ---------------------------
                                    Warren Kolber, Publisher

                                 SURGICAL SAFETY PRODUCTS, INC.

                                 By
                                   --------------------------

                                    EXHIBIT 1

                                AORN Deliverables



     * AORN Standards, Recommended Practices and Guidelines ("SRPG") with annual updates (Quark format)

     *    AORN Journal with annual index (Quark format)

     *    AORN OR Product Directory with annual update (Access format)

     * AORN Journal Home Studies (15 previously published courses) (Quark format).

     *    SRPG Study Guide (Word format)

     * AORN Surgical Knowledgebase. The AORN Surgical Knowledgebase is currently in development but is expected to be available during the summer of 2000. This database will be updated periodically. The SKB database, including; * text and illustration for a minimum of 130 procedures * a Patient's Surgical Dictionary * a review of surgical Internet sites * all related articles and content within 15 days after November 31, 2000 in an Access format


The Deliverables will be provided to Oasis in their exiting formats that are set forth above.

                                    EXHIBIT 2

                                AORN Deliverables

                               Annual License Fees

AORN Standards, Recommended
Practices and Guidelines                        $42,000 annual license fee

AORN Journal                                    $18,000 annual license fee

AORN OR Product Directory                       $  2,000 annual license fee

AORN Journal Home Studies (15 previously
Published courses and the SRPG Study Guide      $ 3,000 annual license fee;
                                                plus 5,000 contact hours at
                                                $6.00 per hour ($30,000). New
                                                courses can be licensed each
                                                month for $300 a course.
                                                Additional  contact hours can
                                                be purchased for $5.00 per hour.

AORN Surgical Knowledgebase.                    $22,000 annual license fee



                              Quarterly Usage Fees

(See Attached Schedule)



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